Exhibit 99.1
Blue Nile Announces Third Quarter 2009 Financial Results
Sales Total $66.9 Million, Representing Growth of 2.4%
Non-GAAP Adjusted EBITDA Increases 17.4%, Reaching Record Third Quarter Level
Earnings Per Diluted Share Increases to $0.17 from $0.15
Company Raises Financial Guidance
SEATTLE, November 5, 2009 — Blue Nile, Inc. (Nasdaq: NILE), the leading online retailer of diamonds and fine jewelry, today reported financial results for its third quarter ended October 4, 2009.
Net sales of $66.9 million increased 2.4% compared to the third quarter of 2008 on strength in bridal jewelry sales and growth in international markets. Operating income for the quarter grew 17.6% to $3.9 million compared to $3.3 million in the third quarter last year. Operating margin expanded 80 basis points to 5.8% of net sales compared to 5.0% of net sales in the third quarter of 2008. Net income improved 10.3% to $2.6 million, or $0.17 per diluted share compared to $2.3 million, or $0.15 per diluted share in the third quarter of 2008.
Non-GAAP adjusted EBITDA for the third quarter totaled $6.3 million, an increase of 17.4% over the same quarter in 2008 and a record level for any third quarter in the Company’s history. As a percent of sales, non-GAAP adjusted EBITDA improved to 9.5% compared to 8.3% in the third quarter of 2008. Net cash provided by operating activities totaled $23.4 million for the trailing twelve month period ended October 4, 2009. Non-GAAP free cash flow for the trailing twelve month period ended October 4, 2009 increased to $20.9 million from $20.1 million a year ago.
“Our third quarter results were excellent and reflect continued positive momentum in the business. We returned to top line growth and delivered strong profitability,” said Diane Irvine, Chief Executive Officer. “The Blue Nile brand is resonating with consumers in the current environment, and we are gaining market share. As we look toward the important holiday season, we are well positioned with a broad selection of diamond engagement rings and fine jewelry and a newly redesigned website to showcase these products.”
Selected Financial Highlights
•	International sales grew 27.5% in the quarter to a record level $8.8 million, compared to $6.9 million in the third quarter of 2008. Excluding the impact from changes in foreign exchange rates, international sales increased 34.8%.

•	Gross profit for the quarter totaled $14.8 million. As a percent of sales, gross profit improved 180 basis points to 22.1% compared to 20.3% for the third quarter of 2008. The Company continued to achieve year over year gross margin improvement due largely to improved product sourcing in both diamonds and jewelry.

•	Selling, general and administrative expenses for the quarter were $10.9 million, compared to $10.0 million in the third quarter of 2008. The increase was due to lower expenses in the third quarter of 2008 related to forfeited options and a reduction in incentive accruals. In addition, 2009 includes expenses related to technology investments in support of key initiatives such as the website redesign. Selling, general and administrative expenses include stock-based compensation expense of $1.8 million in the third quarter of 2009, compared to $1.6 million in the third quarter last year.

•	Net income per diluted share for the quarter includes stock-based compensation expense of $0.08 compared to $0.07 for the third quarter of 2008.

•	Cash and cash equivalents plus short-term investments at the end of the third quarter totaled $47.5 million compared to $26.6 million at the end of the third quarter last year.

Financial Guidance
“The trends in the business during the third quarter improved sequentially, and we project that trend to continue in the fourth quarter. Based on our third quarter results and our expectations for the fourth quarter, we are raising our guidance,” said Marc Stolzman, Chief Financial Officer. “We are projecting fourth quarter net sales between $100 million and $109 million, and diluted earnings per share in the range of $0.35 to $0.39.”
Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial and business performance, market opportunity and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to general economic conditions, our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended January 4, 2009. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended October 4, 2009, which we expect to file with the Securities and Exchange Commission on or before November 13, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Conference Call
The Company will host a conference call to discuss its third quarter financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.
Non-GAAP Financial Measures
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. The Company reports sales information in accordance with GAAP. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (the “constant exchange rate basis”). Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with

GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile’s management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, as well as international sales on a constant exchange rate basis provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry. Management believes the constant exchange rate measurement provides a more representative assessment of the sales performance and provides better comparability between reporting periods.
A reconciliation of non-GAAP adjusted EBITDA to net income is as follows (in thousands):

	Quarter ended	Quarter ended
	October 4, 2009	September 28, 2008
Net income	$2,575	$2,335
Income tax expense	1,386	1,226
Other income, net	(100)	(279)
Depreciation and amortization	655	559
Stock-based compensation	1,827	1,560

Adjusted EBITDA	$6,343	$5,401

	Year to date ended	Year to date ended
	October 4, 2009	September 28, 2008
Net income	$7,359	$8,111
Income tax expense	3,962	4,332
Other income, net	(218)	(1,770)
Depreciation and amortization	1,868	1,512
Stock-based compensation	5,495	5,208

Adjusted EBITDA	$18,466	$17,393

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by (used in) operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	October 4, 2009	September 28, 2008
Net cash (used in) provided by operating activities	$(263)	$1,454

Purchases of fixed assets, including internal-use software and website development	(855)	(673)

Non-GAAP free cash flow	$(1,118)	$781

	Twelve months ended	Twelve months ended
	October 4, 2009	September 28, 2008
Net cash provided by operating activities	$23,381	$23,003

Purchases of fixed assets, including internal-use software and website development	(2,520)	(2,873)

Non-GAAP free cash flow	$20,861	$20,130

The following table reconciles year-over-year international sales percentage increases (decreases) from the GAAP sales measures to the non-GAAP constant exchange rate basis:

Quarter ended		Effect of foreign exchange	Year over year growth on
October 4, 2009	Year over year growth	movements	constant exchange rate basis

International Sales	27.5%	(7.3%)	34.8%
About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.
Contact:
Blue Nile, Inc.
Eileen Askew, 206.336.6745 (Investors)
bluenileir@bluenile.com
John Baird, 206.336.6805 (Media)
johnb@bluenile.com

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	October 4,	January 4,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$32,494	$54,451
Short-term investments	15,000	—
Trade accounts receivable	1,236	984
Other accounts receivable	142	725
Inventories	17,846	18,834
Deferred income taxes	223	670
Prepaids and other current assets	1,078	1,069

Total current assets	68,019	76,733
Property and equipment, net	7,711	7,558
Intangible assets, net	338	271
Deferred income taxes	6,228	5,014
Other assets	144	89

Total assets	$82,440	$89,665

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,334	$62,291
Accrued liabilities	4,976	6,607
Current portion of long-term financing obligation	43	41
Current portion of deferred rent	205	205

Total current liabilities	47,558	69,144

Long-term financing obligation, less current portion	807	839
Deferred rent, less current portion	226	374

Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	152,017	144,913
Accumulated other comprehensive income	95	17
Retained earnings	43,558	36,199
Treasury stock	(161,841)	(161,841)

Total stockholders’ equity	33,849	19,308

Total liabilities and stockholders’ equity	$82,440	$89,665

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Quarter ended		Year to date ended
	October 4,	September 28,	October 4,	September 28,
	2009	2008	2009	2008
Net sales	$66,943	$65,376	$199,198	$209,542
Cost of sales	52,146	52,114	156,168	167,233

Gross profit	14,797	13,262	43,030	42,309

Selling, general and administrative expenses	10,936	9,980	31,927	31,636

Operating income	3,861	3,282	11,103	10,673

Other income, net:
Interest income, net	23	184	101	1,299
Other income, net	77	95	117	471

Total other income, net	100	279	218	1,770

Income before income taxes	3,961	3,561	11,321	12,443
Income tax expense	1,386	1,226	3,962	4,332

Net income	$2,575	$2,335	$7,359	$8,111

Basic net income per share	$0.18	$0.16	$0.51	$0.54

Diluted net income per share	$0.17	$0.15	$0.49	$0.52

Shares used for computation:
Basic	14,538	14,621	14,515	15,080
Diluted	15,377	15,200	15,152	15,723

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flow
(Unaudited)
(in thousands)

	Year to date ended
	October 4,	September 28,
	2009	2008
Operating activities:
Net income	$7,359	$8,111
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,868	1,512
Loss on disposal of property and equipment	62	20
Stock-based compensation	5,615	5,298
Deferred income taxes	(767)	(981)
Tax benefit from exercise of stock options	214	511
Excess tax benefit from exercise of stock options	(47)	(141)
Changes in assets and liabilities:
Receivables	331	1,195
Inventories	988	2,944
Prepaid federal income taxes	—	(440)
Prepaid expenses and other assets	(64)	30
Accounts payable	(19,964)	(45,380)
Accrued liabilities	(1,632)	(5,093)
Deferred rent and other	(147)	(78)

Net cash used in operating activities	(6,184)	(32,492)

Investing activities:
Purchases of property and equipment	(2,063)	(1,553)
Proceeds from the sale of property and equipment	—	10
Purchase of short-term investments	(15,000)	—

Net cash used in investing activities	(17,063)	(1,543)

Financing activities:
Repurchase of common stock	—	(65,273)
Proceeds from stock option exercises	1,195	2,984
Excess tax benefit from exercise of stock options	47	141
Principal payments under long-term financing obligation	(30)	(28)

Net cash provided by (used in) financing activities	1,212	(62,176)

Effect of exchange rate changes on cash and cash equivalents	78	9

Net decrease in cash and cash equivalents	(21,957)	(96,202)

Cash and cash equivalents, beginning of period	54,451	122,793

Cash and cash equivalents, end of period	$32,494	$26,591